AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT (the “Amendment”) dated October 19, 2005 to the Employment Agreement dated as of March 28, 2005 (the “Harris Employment Agreement”) by and between Callisto Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Pamela Harris, an individual (the “Executive”).

WHEREAS, the parties desire to amend the Harris Employment Agreement to increase the amount of compensation to be paid upon termination;

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.         Amendment to Harris Employment Agreement.  The Harris Employment Agreement is hereby amended as follows:

1.1         Section 4.3 is hereby amended by changing thirty (30) days to ninety (90) days in the third sentence of Section 4.3.

2.         Ratification.  The Harris Employment Agreement is ratified and confirmed and shall continue in full force and effect as amended hereby.

3.         Headings and Captions.  The headings and captions of the various subdivisions of this Amendment are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

4.         Counterparts.  This Amendment may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob

Gary S. Jacob Chief Executive Officer

/s/ Pamela Harris

Pamela Harris, M.D.